[Letterhead of Richards, Layton & Finger, P.A.]


                                  July 1, 2003


Oncor Electric Delivery Transition Bond Company LLC
Energy Plaza
1601 Bryan Street, Suite 2-023
Dallas, Texas  75201

     Re:  Oncor Electric Delivery Transition Bond Company LLC

Ladies and Gentlemen:

          We have acted as special Delaware counsel for Oncor Electric Delivery Company, a Texas corporation (the "Corporation"), and Oncor Electric Delivery Transition Bond Company LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a) The Certificate of Formation of the Company, dated as of November 30, 1999 (the "Initial Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on December 1, 1999;

          (b) The Certificate of Amendment of the Company, dated May 6, 2003 (the "Amendment"), as filed in the office of the Secretary of State on May 6, 2003 (the Initial Certificate as amended by the Amendment being hereinafter referred to as the "Certificate");

          (c) The Limited Liability Company Agreement of the Company, dated as of November 30, 1999, by the Corporation, as member;

          (d) A form of Amended and Restated Limited Liability Company Agreement of the Company (the "Agreement"), to be entered into by the Corporation, as the sole member, and the Independent Managers named therein, attached as an exhibit to the Registration Statement (as defined below);


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Oncor Electric Delivery Transition Bond Company LLC
July 1, 2003
Page 2


          (e) Amendment No. 2 to the Registration Statement on Form S-3 (the "Registration Statement"), including a prospectus ("Prospectus"), relating to the Transition Bonds, Series 2003-1 of the Company (the "Transition Bonds"), as proposed to be filed with the Securities and Exchange Commission on or about July 1, 2003;

          (f) A form of Indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as trustee, attached as an exhibit to the Registration Statement, pursuant to which the Transition Bonds are to be issued; and

          (g) A Certificate of Good Standing for the Company, dated June 25, 2003, obtained from the Secretary of State.

          Capitalized terms used herein and not otherwise defined are used as defined in the Agreement.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Company, and that the Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation,
(iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (v) except to the extent provided in paragraph 3 below, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

Oncor Electric Delivery Transition Bond Company LLC
July 1, 2003
Page 3


          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. ss. 18-101, et seq. (the "Act").

          2. Under the Act and the Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Indenture and to issue the Transition Bonds, and to perform its obligations under the Indenture and the Transition Bonds.

          3. Under the Act and the Agreement, the execution and delivery by the Company of the Indenture and the Transition Bonds, and the performance by the Company of its obligations under the Indenture and the Transition Bonds, have been duly authorized by all necessary limited liability company action on the part of the Company.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Various Legal Matters Relating to the Transition Bonds" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                          Very truly yours,


                                          /s/ Richards, Layton & Finger, P.A.


BJK/RSM